


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K



                                 CURRENT REPORT
                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934


                      Date of earliest event: June 12, 2001


                       ACTRADE FINANCIAL TECHNOLOGIES LTD.
                     (Formerly Actrade International, Ltd.)
             [Exact Name of Registrant as Specified in its Charter]

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
           Delaware                 0-18711                  13-3437739
  (State or other jurisdic-     (Commission File            (IRS Employer
    tion of incorporation)           Number)                Identification
                                                                Number)


                   7 Penn Plaza, Suite 422, New York, NY 10001
                    (Address of principal executive offices)


         Registrant's Telephone Number: (212) 563-1036


           Former Name or Former Address If Changed Since Last Report:
                           Actrade International, Ltd.



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Item 5.  Other Events

On June 12, 2001, at a Special Meeting of the Board of Directors of Registrant, by the unanimous vote of all the Directors of Registrant, one additional person was appointed to fill a vacancy on the Board of Directors. This person will serve until the next annual meeting of shareholders at which time the entire Board of Directors will come up for election by the Shareholders of the Registrant.

Following is a brief biography for the new Director, whom is not otherwise affiliated with Registrant:


ALEX W. "PETE" HART, age 60, currently serves as a consultant in consumer services, specializing in payment services and consumer finance with a focus on emerging technologies. Mr. Hart has acted as a pioneer in the global payments industry, holding such prominent roles as President and Chief Executive Officer of MasterCard International (1988 to 1994), and Chief Executive Officer of the Advanta Corporation, a diversified financial services organization (1994 to 1997).

Prior to joining MasterCard, Mr. Hart served as President and Chief Executive Officer of First Interstate Services Company before rising to the position of Executive Vice President of the parent, First Interstate Bancorp in 1981, where he was responsible for consumer banking and operations. During his tenure Mr. Hart became the founding Chairman of the Board of CIRRUS System, one of the world's largest network of shared automated teller machines.

Mr. Hart has also held positions as General Manager of the Card Services Group at the First National Bank of Chicago and Director of Marketing at BancOhio. Mr. Hart graduated from Harvard University in 1962 and completed studies at the Graduate School of Bank Marketing at the University of Colorado and the Graduate Program for Data Processing Management at Harvard Business School.

Mr. Hart currently resides in Radnor, Pennsylvania and serves on the board, or is an advisor to the board, of several companies, including Global Payments, Inc., HNC Software, Inc., Silicon Valley Bancshares and the Internet Capital Group. Mr. Hart has also been appointed to the Company's Audit Committee.



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                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




Dated:  June 18, 2001                       ACTRADE FINANCIAL TECHNOLGIES LTD.




                                           By: /s/ Alexander C. Stonkus
                                               --------------------------------
                                               Alexander C. Stonkus,
                                               Chief Executive Officer